Exhibit 99

National Lampoon, Inc. to Voluntarily Delist from NYSE Alternext US LLC

LOS ANGELES--(BUSINESS WIRE)--January 13, 2009--National Lampoon, Inc. (NYSE Alternext US: NLN), the most widely recognized brand in comedy, today announced its decision to voluntarily delist its common stock, par value $0.0001 per share, from NYSE Alternext US LLC (the “Exchange”). This decision was based on the determination that it is unlikely that the Company will be able to comply with the Exchange’s listing requirements as they relate to the Company’s financial condition and operating results and the market value of the Company’s common stock. It is the Company’s intention to have its common stock quoted on the Over-the-Counter Bulletin Board once the delisting of its common stock from the Exchange has been completed, although it has not yet arranged to do so.

About National Lampoon

National Lampoon, Inc. (NYSE Alternext US: NLN) has been a dominant force in the US comedy world for almost 40 years, and is currently active in a broad array of media and entertainment segments. These include feature films, television programming, online and interactive entertainment, home video, audio, and book publishing. The Company also owns interests in all major National Lampoon properties, including National Lampoon’s Animal House, the National Lampoon Vacation series and National Lampoon’s Van Wilder. National Lampoon reaches nearly one in four of all 18 to 24 year old college students in America today. The Company has three core operating divisions: National Lampoon Films, which includes production along with theatrical and video distribution of feature films; College Marketing Division; and National Lampoon Networks, providing humor content through a number of platforms. These include its National Lampoon College TV network, the National Lampoon Humor Network - the most trafficked humor sites on the web, Toga TV.com - the company’s broadband channel, the Drunk University Network, the new ZAZ Network, and the National Lampoon Video Network, which includes channels on YouTube, AOL, Yahoo, Joost, and a number of digital video platforms across the Internet. These are all anchored by the award winning comedy website www.nationallampoon.com.

CONTACT:
National Lampoon, Inc.
Timothy S. Durham, 310-474-5252